Exhibit 99.1

Liberated Syndication Reports Increased Revenue and Earnings for First Quarter
Updated Guidance for Full Year 2018 Provided

Pittsburgh, PA – May 18, 2018 – Liberated Syndication Inc. (OTCQB: LSYN) announced in its 10-Q filing on May 15th and on the related earnings conference call on May 16th that revenue for the first quarter of 2018 had increased by 103% over the first quarter in 2017 to $5.1 million. This increase was driven primarily by the revenue addition from the acquisition of Pair Networks and from a 15% growth in Libsyn’s Podcasting subsidiary.

Operating expenses for the first quarter of 2018 were $3.7 million versus $3.3 million from the previous year’s first quarter, resulting in net income of approximately $533,000. From a non-GAAP perspective, taking non-cash expense into consideration, adjusted EBITDA for the first quarter was $1.7 million versus $1.0 million in the previous year’s first quarter.

With the requirements of GAAP to value deferred revenue from the acquisition at fair market value, the Company modified its full year revenue projection to $20.0 million from $23.0 million. A reduction of approximately $3 million in deferred revenue, which would have been recognized by Pair pre-acquisition, will not be recognized as revenue post acquisition due to GAAP accounting rules.
The Company stated that it was continuing to project full year EBITDA of $7.0 million.

Liberated Syndication saw a strong increase in cash of $1.4 million during the first quarter of 2018, which included $490,000 for the repayment of debt and interest. The Company’s cash balance as of March 31st was $6.6 million and Management expects to see continued cash growth throughout 2018.

“Management expects podcasts to continue to grow in popularity as they have become an integral part of brand strategy along with websites, blogs and social media outlets,” commented Chris Spencer, Liberated Syndication CEO. “We expect 2018 to be a very good year for Liberated Syndication’s podcast hosting business and with the addition of Pair Networks, we anticipate strong growth across all aspects of our business.”

Further details about the Company's financial results are available in its quarterly report on Form 10-Q which is available on the website of the Securities and Exchange Commission at www.sec.gov. To listen to a replay of the earnings conference call from May 16th, please click here.

About Liberated Syndication

Libsyn is one of the world’s leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2017 Libsyn delivered over 7.2 Billion downloads. We host over 3.96 Million media files for more than 44,000 podcasts, including typically around 35% of the top 200 podcasts in iTunes. Podcast producers choose Libsyn to measure their audience, deliver popular audio and video episodes, distribute their content through smartphone Apps (iOS, and Android), and monetize via premium subscription services and advertising. We are a Pittsburgh based company with a world-class team. Visit us on the web at www.libsyn.com.

Pair Networks, founded in 1996, is one of the oldest and most experienced Internet hosting company providing a full range of fast, powerful and reliable Web hosting services. Pair offers a suite of Internet services from shared hosting to virtual private servers to customized solutions with world-class 24x7 on-site customer support. Based in Pittsburgh, Pair serves businesses, bloggers, artists, musicians, educational institutions and non-profit organizations around the world. Visit us on the web at www.pair.com.

Investor Relations Contact

https://investor.libsyn.com

Art Batson
Arthur Douglas & Associates, Inc.
407-478-1120

Use of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, non-cash expense and amortization ("Adjusted EBITDA") is not a measure of financial performance under GAAP. Management believes Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of the Company's financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. A reconciliation of historical net income as reported in accordance with GAAP to adjusted EBITDA is provided at the end of this news release. The Company only provides EBITDA guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructuring, integration and acquisition-related expenses, share-based compensation amounts, adjustments to inventory and other charges, the amount of which, based on historical experience, could be significant.

Legal Notice

“Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in some of the information or materials made available on this website. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the "Risk Factors" set forth in our most recent SEC filings.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended
	March 31, 2018	March 31, 2017

Net Income (loss)	$532,915	$(758,394)
Add: Interest expense	100,596	--
Income tax expense	--	--
Non-cash expenditures	318,000	1,752,000
Depreciation and Amortization	766,900	4,304
Adjusted EBITDA	$1,718,411	$997,910